PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED JULY 9, 2004                          FILE NUMBER 333-116491


                         CALYPTE BIOMEDICAL CORPORATION

                        83,056,050 SHARES OF COMMON STOCK

         The prospectus supplement supplements the prospectus dated July 9, 2004 relating to the resale by certain of our security holders of shares of our common stock and shares of our common stock issuable upon exercise of certain options or warrants. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The information appearing under the heading "Summary of Financings" in the prospectus is hereby supplemented by the following.

         On July 9, 2004, we raised $1,488,000 in a private placement of our common stock, $0.03 par value (the "Common Stock") and warrants to purchase shares of our Common Stock (the "Warrant Shares") pursuant to Section 4(2) of the Securities Act of 1933, as amended and Rule 506 thereunder. The funds raised under the placement are intended to be used for general working capital purposes as well as for the marketing of our rapid tests for HIV-1/2 diagnosis that are currently under development.

         Accredited investors purchased 3,720,000 shares of Common Stock at $0.40 per share and five (5) year warrants to purchase 2,604,000 Warrant Shares, with each warrant having an exercise price of $0.50 and, under certain circumstances, a cashless exercise feature under securities purchase agreements with us.

         We have agreed to file a registration statement for the re-sale of the Common Stock and Warrant Shares within 10 business days of closing and to achieve effectiveness of the registration statement within ninety (90) days or, in the event of a review of the registration statement with written comments by the Securities and Exchange Commission within one hundred eighty (180) days of closing. In the event we fail to register the Common Stock within the prescribed time, we will be obligated to pay holders 1% of the holder's aggregate investment as partial liquidated damages. We will be required to pay an additional 2% of the holder's aggregate investment amount as additional partial liquidated damages on the monthly anniversary (or pro-rata amount thereof) of the date on which we were required to have the shares of Common Stock registered.

         Under certain circumstances, the number of shares of Common Stock issued to the subscribers may be adjusted in the event we issue shares of Common Stock or common stock equivalents as defined in the securities purchase agreement within one year of the first anniversary of the closing date at a price less than $0.40 per share. Additionally, under certain circumstances, while the warrant remains outstanding, it provides for adjustment in the number of Warrant Shares as well as the exercise price of the warrants in the event we issue Common Stock or equivalents at a price less than $0.40 per share.

         Subscribers further received a right of participation in any future offerings we may undertake within one (1) year of the closing date.

         This prospectus supplement is incorporated by reference into the prospectus, and all terms used herein shall have the meaning assigned to them in the prospectus. See "Risk Factors" beginning on page 5 of the accompanying prospectus for a description of certain factors that should be considered by prospective Investors.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

            The date of this prospectus supplement is July, 13 2004.